FOR IMMEDIATE RELEASE

DELANCO BANCORP ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

JUNE 14, 2011

DELANCO, NEW JERSEY

Delanco Bancorp, Inc. (Delanco) (OTCBB: DLNO.OB), the parent company of Delanco Federal Savings Bank (the Bank), today announced its financial results for the three and twelve months ended March 31, 2011.

For the three months ended March 31, 2011, Delanco recorded net earnings of $95 thousand as compared to $365 thousand for the three months ended March 31, 2010.  For the year ended March 31, 2011 the Delanco had net earnings of $468 thousand as compared $183 thousand for the year ended March 31, 2010. Earnings per share for the quarter ending March 31, 2011 was $0.06, compared to $0.23 per share for the quarter ending March 31, 2010.   Earnings per share for the year ending March 31, 2011 was $0.30, compared to $0.12 per share for the year ending March 31, 2010.

“We are pleased to announce our results for our year ended March 31, 2011,” said James E. Igo, Chairman and President of Delanco.  “The annual results are an indicator of our continued progress that we have made in these difficult economic times.  The fourth quarter of this fiscal year marks the sixth consecutive quarter of profitability for us.  We have achieved this by improving our interest rate margins through a reduction in our cost of funds and lower provisions to our allowance for loan losses.”

“Our assets decreased from year to year, primarily in our commercial loan and commercial real estate portfolios due to continued pay downs and payoffs.  We have been reluctant to reinvest those funds in long- term fixed-rate loans, particularly funded by high cost deposits.  On the liability side, the reduction in deposits were primarily high cost, time deposits that were originally attracted to the Bank by high deposit rates which we are no longer willing to pay.  The decrease in assets has allowed us to improve our capital ratios.”

“We have continued to work with our existing loan customers to address the problems that exist in the loan portfolio.  We have been able to reduce the provision to the allowance for loan losses this year as compared to last year as we have seen stabilization in the commercial loan portfolio.  We do expect to continue to make quarterly provisions to the allowance in the coming year as we work through our problem assets.”

Balance Sheet

Total assets decreased $3.7 million, or 2.7 % from March 31, 2010 to $136.2 million.  The decrease in assets was due primarily to decreases in loans of $3.3 million and in investment securities of $673 thousand offset by an increase in cash and cash equivalents of $779 thousand and real estate owned of $358 thousand.

Total deposits decreased by $6.3 million, or 3.1% to $120.8 million as of March 31, 2011 compared to $127.2 million as of March 31, 2010.  Core deposits grew $475 thousand and time deposits decreased by $6.8 million.

At March 31, 2011, stockholders’ equity equaled $12.2 million, or 9.0% of total assets, compared to $11.7 million, or 8.4% at March 31, 2010.  The increase in stockholders’ equity was primarily due to the increase in retained earnings.

Asset Quality

Non-performing loans totaled $5.4 million, or 5.14% of total assets at March 31, 2011, compared to $6.1 million, or 4.34% at March 31, 2010.  At March 31, 2011 non-performing loans consisted of $2.4 million in commercial real estate loans, $3.0 million in residential mortgages and $11 thousand in consumer loans.  Net charge-offs during the year ended March 31, 2011 were $153 thousand, compared to $1.7 million during the year ended March 31, 2010.  The allowance for loan losses at March 31, 2011 totaled $1.3 million or 1.22% of total loans outstanding, compared to $1.0 million or .92% of total loans outstanding at March 31, 2010.

Delanco recorded a provision for loan losses of $440 thousand during the year ended March 31, 2011, compared to a provision of $1.1 million for the year ended March 31, 2010 due to the stabilization in our loan portfolio.

Net Interest Income

Delanco’s net interest income increased by $15 thousand, or 1.3% to $1.2 million for the quarter ended March 31, 2011 as compared to $1.2 million for the quarter ended March 31, 2010 and increased by $471 thousand, or 10.9% for the year ended March 31, 2011 to $4.8 million as compared to the net interest income for the year ended March 31, 2010 of $4.3 million.

The net interest margin increased to 3.82% for the year ended March 31, 2011, an increase of 39 basis points from the year ended March 31, 2010, reflecting a steady return on interest earning assets and a decline in the interest cost on interest bearing liabilities.

Other Income

Other income decreased by $40 thousand to $134 thousand for the year ended March 31, 2011 as compared to the year ended March 31, 2010.  During 2011 Delanco incurred a loss from the sale of a piece of real estate owned of $27 thousand while in 2010 we recognized $15 thousand in income from the sale of securities.  Other income for the year decreased by $11 thousand, rental income increased by $6 thousand and service charges increased by $7 thousand.

Other Expenses

Other expenses increased by $74 thousand for the year ended March 31, 2011 as compared to the year ending March 31, 2010 due to increases in Federal deposit insurance costs and costs associated with the workout of our problem assets, which includes REO expenses and legal costs offset by reduced salaries and employee benefits cost of $183 thousand dollars.

About Delanco Bancorp, Inc.

Delanco Bancorp, Inc. is the holding company for Delanco Federal Savings Bank.  Delanco Federal Savings Bank operates from two offices in Burlington County, New Jersey.  Delanco Federal Savings Bank is engaged primarily in the business of attracting deposits from the general public and using such funds to originate a real estate loans.

Forward-Looking Statements

This press release contains forward-looking statements that are based on assumptions and may describe our future plans, strategies and expectations.  These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions.

Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of our loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, changes in real estate market values in our area, and changes in relevant accounting principles and guidelines.

These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

FOR FURTHER INFORMATION CONTACT:

James E. Igo, Chairman and President
856-461-0611
www.delancofsb.com

SELECTED FINANCIAL CONDITION DATA

	March 31,	March 31,
	2011	2010	% Change
	(Dollars in thousands)

Total assets	$136,172	$139,922	(2.8)% %
Cash and cash equivalents	5,663	4,884	16.0
Investment securities	15,944	16,618	(4.2)
Loans receivable, net	103,867	107,204	(9.7)
Deposits	120,842	127,164	(5.2)
Advances	2,100	0	100.0
Stockholders’ equity	12,213	11,735	4.1

SELECTED OPERATING DATA

	Three Months Ended March 31,			Year Ended March 31,
	2011	2010	% Change	2011	2010	% Change
	(In thousands, except per share amounts)

Interest and dividend income	$1,568	$1,754	(11.6)%	$6,693	$6,973	(4.0)%
Interest expense	397	598	(50.6)	1,890	2,640	(28.4)
Net interest income	1,171	1,156	1.3	4,803	4,333	10.8

Provision for loan losses	42	225	(80.0)	440	1,140	(71.4)

Net interest income after provision for loan losses	1,129	984	14.7	4,363	3,193	36.6

Other income	12	32	(62.5)	134	174	(23.0)
Other expense	988	899	9.9	3,740	3,666	2.0

Income before taxes	154	64	240.6	757	(299)	353.2
Provision for income taxes	59	(301)	119.6	289	(482)	160.0

Net Income	$95	$365	(74.1)	$468	$183	255.7

Earnings per share basic	$0.06	$0.23	(73.1)	$0.30	$0.12	250.0
Earnings per share diluted	$0.06	$0.23	(73.1)	$0.30	$0.12	250.0

Average shares outstanding basic	1,583,460	1,580,256		1,583,460	1,580,256
Average shares outstanding diluted	1,583,460	1,580,256		1,583,460	1,580,256

ASSET QUALITY DATA
	Year Ended March 31, 2011	Year Ended March 31, 2010
	(Dollars in thousands)
Allowance for loan losses:
Allowance at beginning of period	$999	$1,547
Provision for loan losses	440	1,140

Charge-offs	(206)	(1,738)
Recoveries	53	50
Net charge-offs	(153)	(1,688)

Allowance at end of period	$1,286	$999
Allowance for loan losses as a percent of total loans	1.22%	0.92%
Allowance for loan losses as a percent of nonperforming loans	23.80%	16.47%

	Year Ended March 31, 2011	Year Ended March 31, 2010
	(Dollars in thousands)
Nonperforming Assets:
Nonaccrual loans:
Real estate mortgage - residential	$2,973	$2,053
Real estate mortgage - commercial	2,374	3,789
Commercial	46	225
Consumer	11	-
Total	5,404	6,067

Real estate owned	771	413
Other nonperforming assets	-	-

Total nonperforming assets	6,175	6,480
Nonperforming loans as a percent of total loans	4.99%	5.60%
Nonperforming assets as a percent of total assets	3.97%	4.34%

SELECTED FINANCIAL RATIOS

	Year Ended March 31,
	2011	2010

Selected Performance Ratios:
Return on average assets	0.34%	0.13%
Return on average equity	3.89%	1.59%
Interest rate spread	3.75%	3.33%
Net interest margin	3.82%	3.43%
Efficiency ratio	75.75%	81.34%